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                                                                      Exhibit 21


Exchange National Bank
Citizens State Bank and Trust Company
Peoples National Bank
Gold Banc Acquisitions, Inc. II
The Farmers National Bank of Oberlin, Kansas
Provident Bank, f.s.b.
Gold Banc Financial Services, Inc.





KC2-12345.1